FORM OF

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EYETEL IMAGING, INC.

The undersigned certifies that he is the President and Chief Executive Officer of EyeTel Imaging, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

1. The name of the Corporation is EYETEL IMAGING, INC. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on January 12, 1996 under the name THE EYETEL CORPORATION.

2. This Fifth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Fifth Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to the stockholders entitled to such notice.

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is EYETEL IMAGING, INC. (the “Corporation”).

SECOND. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The authorized capital stock of the Corporation shall consist of 45,000,000 shares of capital stock consisting of:

(i)  35,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and

(ii)  10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

The rights, preferences and limitations granted to and imposed on the Common Stock and the Preferred Stock shall be as set forth below in this Article FOURTH.

1. Common Stock

1.1. Dividends. Subject to the provisions of law and this Certificate of Incorporation, the holders of Common Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as the Board of Directors in its sole discretion may determine.

1.2. Voting. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date of such meeting.

2. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the designation of the series, which may be by distinguishing number, letter or title; (b) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding); (c) whether dividends, if any, shall be cumulative or non-cumulative, the dividend rate of the series, and the dates and preferences of the dividends of such series; (d) the redemption rights and price or prices, if any, for shares of the series; (e) the terms and amount of any sinking find provided for the purchase or redemption of shares of the series; (f) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (g) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (h) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (i) the voting rights, if any, of the holders of shares of the series; and (j) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal any and all of the Bylaws of the Corporation.

SEVENTH. Meetings of Stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH. Subject to the rights of holders of Preferred Stock, if any, the number of directors that shall constitute the whole Board of Directors shall be as provided in the Bylaws of the Corporation, as the same may be amended from time to time. Such number of directors shall from time to time be fixed and determined by the directors as set forth in the Bylaws of the Corporation. The directors shall be elected at the annual meeting of stockholders, and each director elected shall hold office until his or her successor shall be elected and qualified. Directors need not be residents of Delaware or stockholders of the Corporation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation.

If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors as provided in the Bylaws or otherwise, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship. Any director so chosen shall hold office until the next election and until his or her successor shall be duly elected and qualified, unless sooner displaced. Any director may be removed either for or without cause by the holders of a majority of shares then entitled to vote at an election of directors.

Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Corporation.

NINTH. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

TENTH. No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) under Section 174 of the General Corporation Law of the State of Delaware; or

(iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this Article TENTH by either (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware, shall adversely affect any right or protection existing at the time of such repeal or modification with respect to acts or omissions occurring before such repeal or modification of a person serving as a director of the Corporation at the time of such repeal or modification.

ELEVENTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be a officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Corporation or serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the corporation would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of this ___ day of __________, 2007.

__________________________
John C. Garbarino
President and Chief Executive Officer